PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 55 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                     Dated October 2, 2001
                                                                  Rule 424(b)(3)

                                  $18,875,000
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                            -----------------------
                    Exchangeable Notes due December 30, 2009
                   Exchangeable for Shares of Common Stock of
                               Oracle Corporation

Beginning December 15, 2009, you will be able to exchange your notes for a number of shares of Oracle common stock, subject to our right to call all of the notes on or after December 1, 2009.

o    The issue price and principal amount of each note is $1,000.

o If on any trading day prior to December 15, 2009 parity of the notes is equal to or greater than $1,550.38 (which is 200% of the initial parity of the notes), we will increase the level of principal protection for each note to $1,550.38. Parity on any trading day is the product of the then current exchange ratio and the closing price of Oracle common stock on that trading day. We refer to this occurrence as a protection enhancement event.

o    We will not pay interest on the notes.

o Beginning December 15, 2009 and ending on the sixth scheduled trading day prior to maturity, you will have the right to exchange each note for a number of shares of Oracle common stock equal to the lesser of the then applicable exchange ratio and the call price divided by the closing price of Oracle common stock on the exchange date. The initial exchange ratio for each note is 60.89504 shares of Oracle common stock. If a protection enhancement event occurs, the exchange ratio will be reduced to 47.20545 (which is 77.51936% of the initial exchange ratio). If you exchange, we will have the right to deliver to you either the actual shares or the cash value of such shares.

o Unless we have called the notes, your notes will be subject to automatic exchange on the final exchange date. If a protection enhancement event has not occurred, your exchange right will be deemed exercised if parity on the final exchange date is greater than $1,000. If a protection enhancement event has occurred, your exchange right will be deemed exercised if parity on the final exchange date is greater than $1,550.38.

o Beginning December 1, 2009, we have the right to call all of the notes and pay to you the cash call price of $3,400 per note. If we decide to call the notes, we will give you notice at least 15 but no more than 30 days before the call date specified in the notice.

o If you hold the notes to maturity and we have not called the notes, we will pay $1,000 per note to you, unless a protection enhancement event has occurred. If, after a protection enhancement event has occurred, you hold the notes to maturity and we have not called the notes, we will pay $1,550.38 per note to you.

o Oracle Corporation is not involved in this offering of the notes in any way and will have no obligation of any kind with respect to the notes.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-6.

                            -----------------------
                                   PRICE 100%
                            -----------------------

              Price to Public    Agent's Commissions    Proceeds to the Company
              ---------------    -------------------    -----------------------
Per Note....        100%                0.25%                  99.75%
Total.......     $18,875,000         $47,187.50           $18,827,812.50

                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

                             The Notes

Each note costs $1,000       We, Morgan Stanley Dean Witter & Co., are offering
                             our Exchangeable Notes due December 30, 2009, which you may exchange for the common stock of Oracle Corporation beginning on December 15, 2009.
                             We refer to the common stock of Oracle Corporation as Oracle Stock. The issue price of each note is $1,000. The principal amount of each note is $1,000, but we will increase the level of principal protection to $1,550.38 upon the occurrence of a protection enhancement event.

Payment at maturity          Unlike ordinary debt securities, the notes do not
                             pay interest. Instead, if you hold the notes to maturity and we have not called the notes, you will receive $1,000 per note if a protection enhancement event has not occurred or $1,550.38 per note if a protection enhancement event has occurred.

Protection enhancement       If on any trading day prior to December 15, 2009,
event                        parity is equal to or greater than $1,550.38, a
                             protection enhancement event will be deemed to have occurred.

                             With respect to any trading day, parity is an amount equal to the product of the then applicable exchange ratio and the closing price of Oracle Stock on such trading day.

                             Your Exchange Right

The initial exchange ratio   Beginning December 15, 2009, you may exchange each
is 60.89504                  note for a number of shares of Oracle Stock equal
                             to the lesser of (i) the then applicable exchange ratio and (ii) the call price divided by the closing price of Oracle Stock on the exchange date, unless we have called the notes. The initial exchange ratio is 60.89504 shares of Oracle Stock per note. Upon the occurrence of a protection enhancement event, the exchange ratio will be reduced to 47.20545 (which is 77.51936% of the initial exchange ratio). Both the initial exchange ratio and the adjusted exchange ratio are subject to adjustment for certain corporate events relating to Oracle Corporation, which we refer to as Oracle.

                             You may exchange your notes on any trading day beginning December 15, 2009 and ending on the sixth scheduled trading day prior to maturity, which we refer to as the final exchange date. Although scheduled trading days may change prior to maturity, we currently expect the available exchange dates to be December 15 through December 18, 2009 and December 21, 2009.

                             Unless we have called the notes, any notes not previously exchanged by you will be subject to automatic exchange on the final exchange date. If a protection enhancement event has not occurred, your exchange right will be deemed exercised if parity on the final exchange date is greater than $1,000. If a protection enhancement event has occurred, your exchange right will be deemed exercised if parity on the final exchange date is greater than $1,550.38.

                             When you exchange your notes, our affiliate Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will determine the exact number of shares of Oracle Stock you will receive based on the principal amount of the notes you exchange and the exchange ratio as it may have been adjusted through the exchange date.

                             To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                             o fill out an Official Notice of Exchange, which
                               is attached as Annex A to this pricing
                               supplement;

                             o deliver your Official Notice of Exchange to us
                               before 11:00 a.m. (New York City time) on that day; and

                             o deliver your note certificate to The Chase
                               Manhattan Bank, as trustee for our senior notes, on the day we deliver your shares or pay cash to you, as described below.

                             If you give us your Official Notice of Exchange after 11:00 a.m. (New York City time) on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

We can choose to pay to      We will pay to you, at our option, on the third
you cash or Oracle Stock     business day after you give us your Official
if you elect to exchange     Notice of Exchange (or on the Maturity Date, in
your notes                   the case of an automatic exchange), either:

                             o shares of Oracle Stock, or

                             o the cash value of such shares.

                             Our right to call the notes may affect your ability to exchange your notes.

Your return on the notes is  Beginning December 1, 2009, we have the right to
limited by our call right    call all of the notes for the cash call price of
                             $3,400 per note. If we call the notes, we will do the following:

                             o send a notice announcing that we have decided to
                               call the notes; and

                             o specify in the notice a call date when you will
                               receive payment in exchange for delivering your notes to the trustee; that call date will not be less than 15 or more than 30 days after the date of the notice.

Oracle Stock is              The last reported sales price of Oracle Stock on
currently $12.60 per         the Nasdaq National Market on the date of this
share                        pricing supplement was $12.60. You can review the
                             historical prices of Oracle Stock in the section of this pricing supplement called "Description of Notes--Historical Information."

MS & Co. will be the         We have appointed our affiliate MS & Co. to act as
calculation agent            calculation agent for The Chase Manhattan Bank,
                             the trustee for our senior notes. As calculation agent, MS & Co. will determine the exchange ratio and whether a protection enhancement event has occurred and will calculate the number of shares of Oracle Stock or the amount of cash that you receive if you exercise your exchange right or if we call the notes. As calculation agent, MS & Co.
                             will also adjust the exchange ratio for certain corporate events that could affect the price of Oracle Stock and that we describe in the section of this pricing supplement called "Description of Notes--Antidilution Adjustments."

No affiliation with          Oracle is not an affiliate of ours and is not
Oracle                       involved with this offering in any way. The notes
                             are obligations of Morgan Stanley Dean Witter &
                             Co. and not of Oracle.

Where you can find more      The notes are senior notes issued as part of our
information on the notes     Series C medium-term note program. You can find a
                             general description of our Series C medium-term note program in the accompanying prospectus supplement dated January 24, 2001. We describe the basic features of this type of note in the sections called "Description of Notes--Fixed Rate
                             Notes" and "--Exchangeable Notes."

                             Because this is a summary, it does not contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right. You should read the section of this pricing supplement called "Description of Notes" for a detailed description of the terms of the notes. You should also read about some of the risks involved in investing in the notes in the section of this pricing supplement called "Risk Factors." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us              You may contact us at our principal executive
                             offices at 1585 Broadway, New York, New York 10036
                             (telephone number (212) 761-4000).

                                  RISK FACTORS

     The notes are not secured debt, do not pay interest and are riskier than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Notes may not be             The notes will not be listed on an organized
actively traded              securities exchange. There may be little or no
                             secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. MS & Co. currently intends to act as a market maker for the notes, but it is not required to do so.


Market price of notes        Several factors, many of which are beyond our
influenced by many           control, will influence the value of the notes,
unpredictable factors        including:

                             o    the market price of Oracle Stock

                             o the volatility (frequency and magnitude of changes in price) of Oracle Stock

                             o    the dividend rate on Oracle Stock

                             o economic, financial, political, regulatory or judicial events that affect stock markets generally and which may affect the market price of Oracle Stock

                             o    interest and yield rates in the market

                             o whether or not a protection enhancement event has occurred

                             o    the time remaining until (1) you can
                                  exchange your notes for Oracle Stock,
                                  (2) we can call the notes and (3) the
                                  notes mature

                             o    our creditworthiness

                             These factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price if the market price of Oracle Stock is at, below or not sufficiently above the price of Oracle Stock at pricing.

                             You cannot predict the future performance of Oracle Stock based on its historical performance.

Exchange ratio will be       If, on any trading day prior to December 15, 2009,
adjusted downward upon       the parity value of the notes is equal to or
the occurrence of a          greater than $1,550.38, a protection enhancement
protection enhancement       event will occur and we will increase the
event                        principal protection for each note to $1,550.38.
                             However, the exchange ratio will also be adjusted downward upon the occurrence of a protection enhancement event to 47.20545 (which is 77.51936% of the initial exchange ratio). As a result of this downward adjustment, you will not participate in further increases in the value of Oracle Stock after a protection enhancement event occurs unless and until the market price of Oracle Stock increases 29% above the market price required to trigger the protection enhancement event.

Your appreciation potential  The appreciation potential of the notes is limited
is limited by our call       by our call right. The payout you will receive per
right                        note in the event that we exercise our call right
                             will be the call price of $3,400 in cash. We may call the notes at any time on or after December 1, 2009, including on the maturity date. If we call the notes, you will not have the right to exchange your notes for Oracle Stock on any exchange date. In addition, if we do not call the notes, the number of shares of Oracle Stock that you will be entitled to receive per note on any exchange date will be no more than a number of shares with a market value on that exchange date equal to the call price of $3,400.
                             Because we have the right to call your notes at any time on or after December 1, 2009, you should not expect to receive a payout of stock or cash worth more than the call price of $3,400.

No affiliation with          We are not affiliated with Oracle. Although we do
Oracle                       not have any non-public information about Oracle
                             as of the date of this pricing supplement, we or our subsidiaries may presently or from time to time engage in business with Oracle, including extending loans to, or making equity investments in, Oracle or providing advisory services to Oracle, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non- public information about Oracle. Moreover, we have no ability to control or predict the actions of Oracle, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio. We or our affiliates from time to time have published and in the future may publish research reports with respect to Oracle. These research reports may or may not recommend that investors buy or hold Oracle Stock. Oracle is not involved in the offering of the notes in any way and has no obligation to consider your interest as an owner of these notes in taking any corporate actions that might affect the value of your notes.
                             None of the money you pay for the notes will go to Oracle.

You have no                  As an owner of notes, you will not have voting
shareholder rights           rights or the right to receive dividends or other
                             distributions or any other rights with respect to Oracle Stock.

The antidilution adjustments MS & Co., as calculation agent, will adjust the
we are required to make do   exchange ratio for certain events affecting Oracle
not cover every corporate    Stock, such as stock splits and stock dividends,
event that can affect        and certain other corporate actions involving
Oracle Stock                 Oracle, such as mergers. However, the calculation
                             agent is not required to make an adjustment for every corporate event that can affect Oracle
                             Stock. For example, the calculation agent is not required to make any adjustments if Oracle or anyone else makes a partial tender offer or a partial exchange offer for Oracle Stock. If an event occurs that does not require the calculation agent to adjust the exchange ratio, the market price of the notes may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect Oracle Stock other than those contemplated in this pricing supplement. Such adjustments will be made to reflect the consequences of those corporate events but not with the aim of changing relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the exchange ratio may materially and adversely affect the market price of the notes.

Adverse economic interests   As calculation agent, our affiliate MS & Co. will
of the calculation agent     calculate how many shares of Oracle Stock or the
and its affiliates may       equivalent cash amount you will receive in
influence determinations     exchange for your notes and what adjustments
                             should be made to the exchange ratio to reflect certain corporate and other events. We expect that MS & Co. and other affiliates will carry out hedging activities related to the notes (and possibly to other instruments linked to Oracle
                             Stock), including trading in Oracle Stock as well as in other instruments related to Oracle Stock.
                             Any of these hedging activities and MS & Co.'s affiliation with us could influence MS & Co.'s determinations as calculation agent, including with respect to adjustments to the exchange ratio, and, accordingly, the amount of stock or cash that you receive when you exchange the notes or when we call the notes. In addition, we or our subsidiaries may issue other securities linked to Oracle Stock. MS & Co. and some of our other subsidiaries also trade in Oracle Stock and other financial instruments related to Oracle Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially affect the price of Oracle Stock and, accordingly, the value of the Oracle Stock or the amount of cash you will receive upon exchange or redemption.

Tax treatment                You should also consider the tax consequences of
                             investing in the notes. If you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield of the notes even though you will not receive any interest payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale, exchange or retirement of the notes will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation" and the section called "United States Federal
                             Taxation--Notes--Optionally Exchangeable Notes" in the accompanying prospectus supplement.

                              DESCRIPTION OF NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $1,000 principal amount of our Exchangeable Notes due December 30, 2009 (Exchangeable for Shares of Common Stock of Oracle Corporation). In this pricing supplement, the terms "Morgan Stanley," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Aggregate Principal Amount.. $18,875,000

Maturity Date............... December 30, 2009

Specified Currency.......... U.S. Dollars

Issue Price................. 100%

Principal Amount per Note... $1,000

Adjusted Principal-
Protection Amount per
Note ....................... $1,550.38. If a Protection Enhancement Event (as
                             defined below) occurs prior to December 15, 2009, we will pay, instead of the Principal Amount per Note, the Adjusted Principal-Protection Amount per Note at maturity, unless you have exercised the Exchange Right (or it has been deemed exercised) or we have exercised the Morgan Stanley Call Right.

Original Issue Date
(Settlement Date)........... October 5, 2001

CUSIP....................... 617446GV5

Minimum Denominations....... $1,000

Exchange Right.............. On any Exchange Date (as defined below), you will be entitled, upon your completion and delivery to us and the Calculation Agent of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. New York City time on such date, to exchange each Note for a number of shares of Oracle Stock equal to the lesser of (i) the Exchange Ratio (as defined below) and (ii) the Call Price Exchange Ratio (as defined below).

                             Any note not previously exchanged by you will be subject to automatic exchange on the Final Exchange Date (as defined below). If a Protection Enhancement Event has not occurred, your Exchange Right will be deemed exercised if Parity on the Final Exchange Date is greater than the Principal Amount per Note. If a Protection Enhancement Event has occurred, your Exchange Right will be deemed exercised if Parity on the Final Exchange Date is greater than the Adjusted Principal-Protection Amount per Note.

                             You will not, however, be entitled to exchange your Notes, nor will your Notes be subject to automatic exchange, if we have previously called the Notes for the Call Price as described under "--Morgan Stanley Call Right" below.

                             Upon any such exchange, we may, at our sole option, either deliver the shares of Oracle Stock due or pay an amount in cash equal to the product of (i) the lesser of the Exchange Ratio or the Call Price Exchange Ratio times (ii) the Market Price (as defined below) of Oracle Stock on the Exchange Date, each as determined by the Calculation Agent, in lieu of such Oracle Stock.

                             Such delivery or payment will be scheduled to be made on the third business day after the Exchange Date (or on the Maturity Date if your Notes are automatically exchanged), upon delivery of your Notes to the Trustee. We refer to the third business day after the Exchange Date, or, if later, the day on which you actually deliver your Notes to the Trustee and fulfill all the conditions of your exchange, as the "Exchange Settlement Date."

                             We will, or will cause the Calculation Agent to, deliver such shares of Oracle Stock or cash to the Trustee for delivery to you.

No Fractional Shares ....... If upon any exchange of the Notes we deliver shares of Oracle Stock, we will pay cash in lieu of delivering any fractional share of Oracle Stock in an amount equal to the corresponding fractional Market Price of Oracle Stock as determined by the Calculation Agent on the second Trading Day prior to the applicable Exchange Settlement Date (or the Maturity Date, in the case of an automatic exchange).

Protection Enhancement
Event ...................... If on any Trading Day prior to December 15, 2009,
                             Parity (as defined below) is equal to or greater than $1,550.38, then a Protection Enhancement Event will be deemed to have occurred on that Trading Day.

Parity...................... With respect to any Trading Day, an amount equal to the product of the Exchange Ratio and the Market Price of Oracle Stock (and any other Exchange Property) on such Trading Day.

Exchange Ratio.............. The Initial Exchange Ratio or the Adjusted
                             Exchange Ratio, as applicable. The Exchange Ratio on any day shall be the Initial Exchange Ratio, except that if a Protection Enhancement Event has occurred prior to such day, the Exchange Ratio on such day shall be the Adjusted Exchange Ratio.

Initial Exchange Ratio ..... 60.89504, subject to adjustment for certain corporate events relating to Oracle. See
                             "--Antidilution Adjustments" below.

Adjusted Exchange Ratio .... 47.20545, subject to adjustment for certain corporate events relating to Oracle. See
                             "--Antidilution Adjustments" below.

Call Price Exchange Ratio... The Call Price Exchange Ratio for any Exchange
                             Date is equal to the quotient of the Call Price divided by the Market Price of Oracle Stock on such Exchange Date.

Exchange Date............... Any Trading Day on which you satisfy the conditions to exchange your Notes as described under "Exchange Right" above during the period beginning December 15, 2009 and ending on the Final

                             Exchange Date; provided that no Exchange Date will occur if we exercise the Morgan Stanley Call Right.

Final Exchange Date ........ The sixth scheduled Trading Day prior to the
                             Maturity Date; provided that if such day is not a Trading Day (whether due to a Market Disruption Event or otherwise), the Final Exchange Date will be the next succeeding Trading Day; provided further that the Final Exchange Date will not be later than the third scheduled Trading Day prior to the Maturity Date and such third scheduled Trading Day prior to the Maturity Date will be deemed to be a Trading Day.

Morgan Stanley Call Right .. On or after December 1, 2009, we may call the
                             Notes, in whole but not in part, and pay to you the Call Price in cash.

                             If we call the Notes, the Call Price will be delivered to you on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such cash to the Trustee for delivery to you.

Morgan Stanley Notice Date.. The scheduled Trading Day on which we issue our notice of mandatory exchange, which must be at least 15 but no more than 30 days prior to the Call Date.

Call Date................... The scheduled Trading Day on or after December 1,
                             2009 specified by us in our notice of mandatory exchange on which we will pay the Call Price to holders of the Notes.

Call Price.................. $3,400 per Note.

Market Price................ If Oracle Stock (or any other security for which a
                             Market Price must be determined) is listed on a national securities exchange, is a security of the Nasdaq National Market or is included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the Market Price for one share of Oracle Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which Oracle Stock (or any such other security) is listed or admitted to trading (which may be the Nasdaq National Market if it is then a national securities exchange) or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if Oracle Stock (or such other security) is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market (if it is not then a national securities exchange) or OTC Bulletin Board on such day. If the last reported sale price of the principal trading session is not available pursuant to clause (i) or (ii) of the preceding sentence because of a Market Disruption Event or otherwise, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Oracle Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. A "security of the Nasdaq National Market" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day................. A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the AMEX, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States and on which a Market Disruption Event has not occurred.

Book Entry Note or
Certificated Note........... Book Entry, DTC

Senior Note or
Subordinated Note........... Senior

Trustee..................... The Chase Manhattan Bank

Agent for this Underwritten
Offering of Notes........... MS & Co.

Calculation Agent........... MS & Co.

                             All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                             Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or other antidilution adjustments or determining the Market Price or whether a Protection Enhancement Event or a Market Disruption Event has occurred. See "--Antidilution Adjustments" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments.... The Initial Exchange Ratio and the Adjusted
                             Exchange Ratio, each referred to as the Exchange Ratio below, will be adjusted as follows:

                             1. If Oracle Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Oracle Stock.

                             2. If Oracle Stock is subject (i) to a stock dividend (issuance of additional shares of Oracle Stock) that is given ratably to all holders of shares of Oracle Stock or (ii) to a distribution of Oracle Stock as a result of the triggering of any provision of the corporate charter of Oracle, then once the dividend has become effective and Oracle Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Oracle Stock and (ii) the prior Exchange Ratio.

                             3. There will be no adjustments to the Exchange Ratio to reflect cash dividends or other distributions paid with respect to Oracle Stock other than distributions described in paragraph 6 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Oracle Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for Oracle Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Market Price of Oracle Stock on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Oracle Stock, the Exchange Ratio with respect to Oracle Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and
                             (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Oracle Stock will equal
                             (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Oracle Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Oracle Stock described in paragraph 6 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Exchange Ratio pursuant to paragraph 6.

                             4. If Oracle is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the Notes will continue to be exchangeable into Oracle Stock so long as a Market Price for Oracle Stock is available. If a Market Price is no longer available for Oracle Stock for whatever reason, including the liquidation of Oracle or the subjection of Oracle to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of Oracle Stock will equal zero for so long as no Market Price is available.

                             5. If there occurs any reclassification or change of Oracle Stock, including, without limitation, as a result of the issuance of tracking stock by Oracle, or if Oracle has been subject to a merger, combination or consolidation and is not the surviving entity, or if there occurs a sale or conveyance to another corporation of the property and assets of Oracle as an entirety or substantially as an entirety, in each case as a result of which the holders of Oracle Stock shall be entitled to receive stock, other securities or other property or assets (including, without limitation, cash or other classes of stock of Oracle) ("Exchange Property") with respect to or in exchange for such Oracle Stock, then the holders of the Notes then outstanding will be entitled thereafter to exchange such Notes into the kind and amount of Exchange Property that they would have owned or been entitled to receive upon such reclassification, change, merger, combination, consolidation, sale or conveyance had such holders exchanged such Notes at the then current Exchange Ratio for Oracle Stock immediately prior to any such corporate event, but without interest thereon. At such time, no adjustment will be made to the Exchange Ratio. In the event the Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 6.

                             6. If Oracle issues to all of its shareholders equity securities of an issuer other than Oracle (other than in a transaction described in paragraph 5 above), then the holders of the Notes then outstanding will be entitled to receive such new equity securities upon exchange of such Notes. The Exchange Ratio for such new equity securities will equal the product of the Exchange Ratio in effect for Oracle Stock at the time of the issuance of such new equity securities times the number of shares of the new equity securities issued with respect to one share of Oracle Stock.

                             7. No adjustments to the Exchange Ratio will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Market Price of Oracle Stock, including, without limitation, a partial tender or exchange offer for Oracle Stock. The Calculation Agent may, in its sole discretion, make additional changes to the Exchange Ratio upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, Oracle Stock (or other Exchange Property), but only to reflect such changes, and not with the aim of changing relative investment risk.

                             No adjustment to the Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward.

                             The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 or 6 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                             The Calculation Agent will provide information as to any adjustments to the Exchange Ratio upon written request by any holder of the Notes.

                             If you exercise your Exchange Right (or it has been deemed exercised), the Calculation Agent will make such adjustments until the close of business on the Exchange Date.

Market Disruption Event..... "Market Disruption Event" means, with respect to
                             Oracle Stock:

                                (i) a suspension, absence or material
                                limitation of trading of Oracle Stock on the primary market for Oracle Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Oracle Stock as a result of which the reported trading prices for Oracle Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Oracle Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                (ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of Morgan Stanley or any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the Notes.

                             For purposes of determining whether a Market
                             Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and

                             Exchange Commission of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on Oracle Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Oracle Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Oracle Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
Calculation in case of
an Event of Default......... In case an event of default with respect to the
                             Notes shall have occurred and be continuing, the amount declared due and payable per Note upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the Principal Amount per Note or, if a Protection Enhancement Event has occurred prior to the date of acceleration, the Adjusted Principal-Protection Amount per Note; provided that if the holder of a Note has submitted an Official Notice of Exchange to us in accordance with the Exchange Right, the amount declared due and payable upon any such acceleration shall be an amount in cash per Note exchanged equal to the lesser of (i) the Exchange Ratio times the Market Price of Oracle Stock (and any other Exchange Property), determined by the Calculation Agent as of the Exchange Date, and
                             (ii) the Call Price; provided further that if we have called the Notes for the Call Price, in accordance with the Morgan Stanley Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash per Note equal to the Call Price. See "--Call Price" above.

Oracle Stock;
Public Information.......... Oracle develops, manufactures, markets and distributes computer software for information management. Oracle Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Office located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Oracle pursuant to the Exchange Act can be located by reference to Commission file number 0-14376. In addition, information regarding Oracle may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                             This pricing supplement relates only to the Notes offered hereby and does not relate to Oracle Stock or other securities of Oracle. We have derived all disclosures contained in this pricing supplement regarding Oracle from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Oracle in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Oracle is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Oracle Stock (and therefore the Exchange Ratio) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Oracle could affect the value received on any Exchange Date with respect to the Notes and therefore the trading prices of the Notes.

                             Neither we nor any of our affiliates makes any representation to you as to the performance of Oracle Stock.

                             We or our subsidiaries may presently or from time to time engage in business with Oracle, including extending loans to, entering into loans with, or making equity investments in Oracle or providing advisory services to Oracle, including merger and acquisition advisory services. In the course of such business, we and/or our subsidiaries may acquire non-public information with respect to Oracle, and, in addition, one or more of our affiliates may publish research reports with respect to Oracle. The statement in the preceding sentence is not intended to affect the rights of the holders of the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake an independent investigation of Oracle as in your judgment is appropriate to make an informed decision with respect to an investment in Oracle Stock.

Historical Information...... The following table sets forth the published high and low Market Prices of Oracle Stock during 1998, 1999, 2000 and during 2001 through October 2, 2001. The Market Price of Oracle Stock on October 2, 2001 was $12.60. We obtained the Market Prices and other information listed below from Bloomberg Financial Markets and we believe such information to be accurate. You should not take the historical prices of Oracle Stock as an indication of future performance. We cannot give any assurance that the price of Oracle Stock will increase sufficiently to cause the beneficial owners of the Notes to receive an amount in excess of the principal amount on any Exchange Date or at maturity.

                                   Oracle Stock       High        Low
                                   ------------       ----        ---
                             (CUSIP 68389X105)
                             1998
                             First Quarter..........$ 5.26      $ 3.01
                             Second Quarter.........  5.23        3.80
                             Third Quarter..........  4.85        3.18
                             Fourth Quarter.........  7.42        3.87
                             1999
                             First Quarter.......... 10.13        6.48
                             Second Quarter.........  9.28        5.36
                             Third Quarter.......... 11.59        8.75
                             Fourth Quarter ........ 28.02       10.83
                             2000
                             First Quarter.......... 44.22       23.69
                             Second Quarter......... 43.56       31.25
                             Third Quarter.......... 46.31       36.16
                             Fourth Quarter......... 39.38       22.31
                             2001
                             First Quarter ......... 34.56       14.06
                             Second Quarter......... 20.32       13.25
                             Third Quarter.......... 19.77       10.76
                             Fourth Quarter
                              (through October 2,
                               2001)................ 12.60       12.58

                             Historical prices of Oracle Stock have been adjusted for one 3-for-2 stock split and two 2-for-1 stock splits, which became effective in the first quarter of 1999, the first quarter of 2000 and the fourth quarter of 2000, respectively.

                             Oracle has not paid cash dividends on Oracle Stock to date. We make no representation as to the amount of dividends, if any, that Oracle will pay in the future. In any event, as an owner of a Note, you will not be entitled to receive dividends, if any, that may be payable on Oracle Stock.

Use of Proceeds and
Hedging..................... The net proceeds we receive from the sale of the
                             Notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes. See also "Use of Proceeds" in the accompanying prospectus.

                             On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in Oracle Stock and other instruments. Purchase activity could have potentially increased the price of Oracle Stock, and therefore have effectively increased the level to which Oracle Stock must rise before you would receive an amount of Oracle Stock worth as much as or more than the principal amount of your Notes on any Exchange

                             Date. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling Oracle Stock, options contracts on Oracle Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. Although we have no reason to believe that our hedging activities or other trading activities had, or will in the future have, a material impact on the price of Oracle Stock, we cannot give any assurance that we did not, or in the future will not, affect such price as a result of our hedging or trading activities.

Supplemental Information
Concerning Plan of
Distribution................ Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. We expect to deliver the Notes against payment therefor in New York, New York on October 5, 2001. After the initial offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

                             In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or Oracle Stock. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering or may sell Notes or Oracle Stock it does not own, creating a naked short position in the Notes or Oracle Stock, respectively, for its own account. The Agent must close out any naked short position by purchasing the Notes or Oracle Stock in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes or Oracle Stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or Oracle Stock in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension
Plans and Insurance
Companies................... Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                             In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                             The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                             Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the Notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                             Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or
                             84-14.

                             In addition to considering the consequences of holding the Notes, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Notes should also consider the possible implications of owning Oracle Stock upon exchange of the Notes (other than in the case of an exchange with respect to which we elect to pay cash). Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction rules of ERISA or the Code.

United States Federal
Income Taxation............. The Notes are Optionally Exchangeable Notes and
                             investors should refer to the discussion under "United States Federal Taxation--Notes--Optionally Exchangeable Notes" in the accompanying prospectus supplement. In connection with the discussion thereunder, we have determined that the "comparable yield" is an annual rate of 5.0414% compounded semi-annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming a par amount of $1,000 or with respect to each integral multiple thereof) consists of the semi-annual coupons and an additional projected amount due at maturity, equal to $1,499.39.

                             The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of United States Holders' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                                                                        ANNEX A

                          OFFICIAL NOTICE OF EXCHANGE

                                         Dated: [On or after December 15, 2009]

Morgan Stanley Dean Witter & Co.          Morgan Stanley & Co. Incorporated, as
1585 Broadway                               Calculation Agent
New York, New York 10036                  1585 Broadway
                                          New York, New York 10036
                                          Fax No.: (212) 761-0674
                                          (Attn: Meghan Maloney)
Dear Sirs:

     The undersigned holder of the Medium Term Notes, Series C, Senior Fixed Rate Notes, Exchangeable Notes due December 30, 2009 (Exchangeable for Shares of Common Stock of Oracle Corporation) of Morgan Stanley Dean Witter & Co. (CUSIP No. 617446GV5) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that (i) such day falls during the period beginning December 15, 2009 and ending on the Final Exchange Date and (ii) the Notes have not been called, the Exchange Right as described in Pricing Supplement No. 55 dated October 2, 2001 (the "Pricing Supplement") to the Prospectus Supplement dated January 24, 2001 and the Prospectus dated January 24, 2001 related to Registration Statement No. 333-47576. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Morgan Stanley will deliver, at its sole option, shares of the common stock of Oracle Corporation or cash on the third business day after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

     The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Notes indicated below its signature (and attaches evidence of such ownership as provided by the undersigned's position services department or the position services department of the entity through which the undersigned holds its Notes) and (ii) it will cause the principal amount of Notes to be exchanged to be transferred to the Trustee on the Exchange Settlement Date.

                                             Very truly yours,


                                             ___________________________________
                                             [Name of Holder]

                                             By: _______________________________
                                                 [Title]

                                             ___________________________________
                                             [Fax No.]

                                             $__________________________________
Receipt of the above Official                Principal Amount of Notes to be
Notice of Exchange is hereby acknowledged    surrendered for exchange
MORGAN STANLEY DEAN WITTER & CO., as Issuer
MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent
By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By:_____________________________________________
   Title:

Date and time of acknowledgment _________________________